EXHIBIT 1.4

Aura Minerals Inc. and Rio Novo Gold Inc. Announce Approval of the Merger at their Special Meetings of Shareholders

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

ROAD TOWN, British Virgin Islands, Feb. 22, 2018 (GLOBE NEWSWIRE) -- Aura Minerals Inc. (TSX:ORA) (“Aura”) and Rio Novo Gold Inc. (TSX:RN) (“Rio Novo”) are pleased to announce that the proposed merger (the “Merger”) of Aura and Rio Novo was approved by their respective shareholders at their Special Meetings of shareholders (the “Meetings”).  Reference is made to the joint management proxy circular of Aura and Rio Novo dated January 23, 2018 (the “Circular”) for further details of the Merger and the Meeting.

Aura Voting Results

At the Aura Meeting, 85% of the outstanding shares of Aura were represented in person or by proxy, with shareholders approving the Plan of Merger (as defined in the Circular) and the Merger as follows:

For	% For	Against	% Against
28,510,312	99.93	19,397	0.07

Aura Shareholders, other than (i) shareholders whose votes are required to be excluded for the purposes of “minority approval” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”); and (ii) shareholders who are both insiders of Aura and will  receive any consideration in the Merger (of which there are none) in accordance with the rules of the Toronto Stock Exchange (the “TSX”), approved the Aura Resolutions (as defined in the Circular) as follows:

For	% For	Against	% Against
10,906,612	99.82	19,397	0.18

Rio Novo Voting Results

At the Rio Novo Meeting, 79% of the outstanding shares of Rio Novo were represented in person or by proxy, with shareholders approving the Plan of Merger (as defined in the Circular) and the Merger as follows:

For	% For	Against	% Against
141,840,151	100	0	0

Rio Novo Shareholders, other than shareholders whose votes are required to be excluded for the purposes of “minority approval” under MI 61-101, approved the Rio Novo Resolutions (as defined in the Circular) as follows:

For	% For	Against	% Against
23,549,737	100	0	0

Closing

The closing of the Merger remains subject to certain customary conditions, including the receipt of all necessary regulatory approvals. The effective date of the Merger is expected to occur on or as soon as practicable after March 2, 2018.

For further information on Aura, please visit Aura’s web site at www.auraminerals.com or contact:

Aura Minerals Inc.
E-mail: info@auraminerals.com

For further information on Rio Novo, please contact:

Rio Novo Gold Inc.
E-mail: patrick.panero@rnovogold.com

Disclaimer

This news release contains certain “forward-looking information” and “forward-looking statements”, as defined in applicable securities laws (collectively, “forward-looking statements”), with respect to the Merger. Undue reliance should not be placed on forward-looking statements, as such statements are inherently uncertain and are subject to known and unknown risks.  Specific reference should be made to the Circular and each of Aura’s and Rio Novo’s most recent Annual Information Form on file with certain Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements.

All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. Each of Aura and Rio Novo undertake no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law. If Aura or Rio Novo does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

The TSX does not accept responsibility for the adequacy or accuracy of this press release.